Exhibit 10.31

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”), is made between XG Sciences, a corporation organized under the laws of the State of Michigan, United States of America (the “Company”) and                                                                                 (the “Distributor”).

WHEREAS the Company wishes to market the Products described in Schedule A (the “Products”) through the Distributor, it is agreed as follows.

1.	DEFINITIONS

When used in this Agreement the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Affiliate” means any company controlled by, controlling, or under common control with Company. Affiliate means any person, corporation or other entity: (i) which owns, now or hereafter, directly or indirectly 50% or more of any class of the voting stock of Company or is, now or hereafter, directly or indirectly, in effective control of Company or (ii) 50% or more of any class of the voting stock of which Company, or a party described in paragraph (i), owns, now or hereafter, directly or indirectly, or of which Company, or a party described in paragraph (i) is now or hereafter, directly or indirectly, in control.

“Agreement” means this agreement, the Schedules attached hereto and any documents included by reference as each may be amended from time to time in accordance with the terms of the Agreement.

“Customer” means any person who purchases Products from Distributor.

“Delivery Point” means the Company’s facilities at Lansing, Michigan.

“Products” means the products listed in Schedule A together with such other products and services as the Company may, from time to time, designate in writing. Products may be deleted from or added to Schedule A and their specifications and design may be changed by Company at its sole discretion at any time by notice to Distributor. Each change shall become effective ninety (90) days following the date notice thereof is sent to Distributor.

“Schedule” means an exhibit attached to this Agreement.

“Specifications” means those specifications, if any, set forth in Schedule A.

“Territory” means the following geographic area or areas: China.

2.	APPOINTMENT OF DISTRIBUTOR

Company hereby appoints Distributor as Company’s nonexclusive distributor of Products in the Territory, and Distributor accepts that position. It is understood that Company cannot lawfully prevent its distributors located elsewhere from supplying Products for sale or use within the Territory and that it has no obligation to do so.

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Distributor shall not solicit sales of Product or promote the sale of Products outside the Territory. Distributor shall not establish an office or warehouse out the Territory for the sale of Products.

3.	DISTRIBUTOR’S DUTIES

a.	The Distributor shall fully and adequately develop and promote the sale of the Products to Customers and prospective Customers within the Territory.

b.	The Parties acknowledge that there has been established and maintained over a period of many years the goodwill of the public toward the Company. In order to maintain and further this goodwill, it is essential that the Distributor give prompt, effective and courteous service to Customers. In all dealings with Customers and others, the Distributor shall conduct itself with the highest standards of honesty, integrity and fair dealing.

c.	The Company appoints the Distributor as the Company's authorized representative in the Territory for the Products, manufactured by the Company or by any of its Affiliates, and the Distributor agrees to devote its best efforts and activities toward sale of the Products in the Territory. The Distributor shall consider and treat the Company as the Distributor’s primary and preferred vendor. The Distributor shall not during the term of the Agreement, sell products and services that directly compete with the Products.

d.	The Distributor serves as the Distributor of the Company for the limited purposes of this Agreement, and owes the Company the fiduciary and other obligations of an agent to its principle with respect to all actions taken on behalf of the Company. The Distributor shall be authorized to act on behalf of the Company only as specified in this Agreement, and shall have no other authority, express, apparent or implied. The Company and the Distributor acknowledge that their agency relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employment relationship or franchise relationship between them. In all advertising and dealings with customers and others, the Distributor shall conspicuously identify itself as an independent business.

e.	The mode, manner, method and means employed by the Distributor and the performance of the terms and conditions of this Agreement shall be of the Distributor’s selection and under the sole control of the Distributor. The Distributor shall be responsible for all risk incurred in the operation of the Distributor’s business and shall enjoy all the benefits thereof. Any person employed by or contracting with the Distributor to perform any part of the Distributor’s obligations hereunder shall be under the sole control and direction of the Distributor and the Distributor shall be solely responsible for all liabilities and expenses thereof.

f.	The parties acknowledge that personnel employed by the Distributor to perform services under this Agreement are not the employees of the Company and the Distributor assumes full responsibility for their acts. The Distributor shall inform personnel employed by the Distributor in writing that they are not entitled to the provisions of any of the Company's employee benefits. With respect to the Distributor’ personnel, the Distributor shall have sole responsibility for supervision, daily direction and control. The Distributor will pay all fees, compensation and bonuses to its employees and shall pay and process all checks, and payroll records relating to same. The Company shall have no right or authority with respect to the control, direction, compensation, or tenure of any employees of the Distributor. The Distributor shall have no authority whatsoever to engage or contract with any person to be an employee or the representative of the Company. The Company will not be responsible for workers' compensation insurance, disability benefits, unemployment insurance, withholding income taxes, Social Security or any other employee benefits for the Distributor’s personnel.

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4.	REFERRALS

If Company or any Affiliate is contacted by any party inquiring about the purchase of Products in the Territory (other than Distributor or a party designated by Distributor), Company may at its sole discretion, or may cause that Affiliate to, refer such party to Distributor for handling.

5.	RELATIONSHIP OF PARTIES

a.	Distributor is an independent contractor and is not the legal representative or agent of Company for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any warranty over any of Company’s employees, all of whom are entirely under the control of Company, who shall be responsible for their acts and omissions.

b.	Distributor shall, at its own expense, during the term of this Agreement and any extension thereof, maintain full insurance under any Workmen’s Compensation Laws effective in the state or other applicable jurisdiction covering all persons employed by and working for it in connection with the performance of this Agreement, and upon request shall furnish Company with satisfactory evidence of the maintenance of such insurance.

c.	Distributor accepts exclusive liability for all contributions and payroll taxes required under applicable law or other payments under any laws or similar character in any applicable jurisdiction as to all persons employed by and working for it.

d.	This is a nonexclusive Distribution Agreement during the period agreed among both the Company and the Distributor within the Territory. The Company reserves the right to sell, bid upon, or quote the sale of Products, either directly or through its designated agent to:

i.	Any State, Local, National or Foreign Government, including their departments and agencies, inside or outside the Territory;

ii.	Customers, for use of the Products in the Territory, where the Customer has its purchasing offices outside the Territory;

iii.	In any territory other than that designated as the Territory of the Representative under this Agreement;

iv.	To national accounts not doing business entirely within the Territory; and

v.	To any Customer where the Company has been contacted by the Customer independently of the Representative.

e.	Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

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6.	SALES

a.	The Representative agrees to:

i.	Maintain in the Territory such necessary facilities as the Company identifies from time to time to properly demonstrate, sell and provide service to the market in the Territory;

ii.	In a timely fashion, make such written reports relating to sales as the Company may from time to time reasonably require;

iii.	Maintain in current condition all technical publications furnished by the Company in the recommended quantities;

iv.	Provide each Customer with appropriate service and support for the Products sold by the Distributor;

v.	Perform follow-up visits in accordance with sound business practices and submit such reports as may be prescribed by the Company for a particular Product sold by the Distributor;

vi.	Cooperate with the Company to promote the sale and service of Products, and perform at the Company's request delivery services on Products sold by the Company for delivery to others in the Territory;

vii.	Establish with the Company on an annual basis an acceptable development plan designed to accomplish an Annual Minimum Sales Objectives that the Company shall identify on Schedule B, which the Company may amend annually in its sole discretion, and in fact comply with the Annual Minimum Sales Objectives set forth on Schedule B.

b.	The Distributor shall acquire and maintain, and assist the Company in acquiring and maintaining, all licenses, permits, certificates of good standing, and other authorizations necessary and desirable to conduct the business contemplated by this Agreement. The Distributor shall assist the Company in the proper handling of all documents and legal instruments related to the business contemplated by this Agreement, as the Company may specify at times or as the circumstances may require, including without limitation the preparation, procurement, execution of, delivery, and recording, where applicable, of all title documents, certificates of origin, manufacturers statements of origin, certificates of title, bills of lading, receipts, security agreements, loan documents, financing statements, consignment agreements, negotiable instruments, and commercial paper.

c.	The Distributor agrees to support all Products sold by the Distributor by providing the appropriate technical support to all Customers.

d.	The Distributor shall deliver the Company's "limited warranty," as identified or revised by the Company from time to time in its sole discretion, to the Customer at such time and in such a manner as the Company shall direct. The limited warranty shall be in lieu of all other warranties of the Company, express or implied, and neither the Distributor nor any other person is authorized to assume for the Company any additional obligations nor give any other warranty, express or implied, in connection with the sale, lease, or use of Products hereunder.

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7.	COMPENSATION AND EXPENSES

a.	The Distributor shall bear all expenses of performing the obligations assumed by the Distributor under this Agreement, including without limitation, those specified in Section 6.

b.	The general compensation plan for the Distributor is detailed in Schedule A as it may be modified from time to time. The parties agree that the Distributors commissions arising out of the sales activity contemplated by Agreement are intended to fully compensate the Distributor for all activities performed hereunder, and the Distributor shall have no right of reimbursement from the Company for costs incurred in performing under this Agreement.

8.	TERMS OF PURCHASE AND SALE OF PRODUCTS

a.	Distributor shall purchase its requirements for the Products from Company. Such requirements shall include (i) purchasing and maintaining an inventory of Products that is sufficient to enable Distributor to perform its obligations hereunder, and (ii) at least one (1) demonstration model of the Products.

b.	Each order for Products submitted by Distributor to Company shall be subject to the written acceptance of Company, and Company may, in its own discretion, accept or reject any order for Products without obligation or liability to Distributor by reason of its rejection of any such request.

c.	Company shall supply to Distributor sufficient Products to enable Distributor to meet the full demands for Products in the Territory.

d.	All orders for Products transmitted by Distributor to Company shall be deemed to be accepted by Company at the time such orders are received by Company to the extent that they are in compliance with the terms of this Agreement and Company shall perform in accordance with all accepted orders. Company shall confirm its receipt and acceptance of each order within 3 business days of receipt of the order.

e.	All Products purchased by Distributor shall be purchased solely for commercial resale or lease, excepting those Products reasonably required by Distributor for advertising and demonstration purposes.

9.	ORDER PROCEDURE

a.	Each order for Products issued by Distributor to Company under this Agreement shall identify that it is an order and shall further set forth the delivery date or dates and the description and quantity of Products which are to be delivered on each of such dates. An order for Products shall not provide a delivery date less than thirty (30) days after the date that order is delivered to Company.

b.	The individual contracts for the sale of Products formed by Distributor’s submission of orders to the Company pursuant to the terms and conditions hereof shall automatically incorporate, to the extent applicable, the terms and conditions hereof, shall be subject only to those terms and conditions and shall not be subject to any conflicting or additional terms included in any documents exchanged in connection therewith.

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10.	CANCELLATION OF ORDERS

a.	All cancellation of orders by Distributor shall be in writing, or if not initially in writing, shall be confirmed in writing.

b.	If Distributor cancels an order, which has been accepted by Company, Distributor shall reimburse Company for any cost incident to such order incurred by Company prior to the time it was informed of the cancellation.

11.	PURCHASE PRICE

a.	The prices for Products, and any discounts applicable thereto, are set forth in Schedule A. All prices are F.O.B. the Delivery Point.

b.	If the price for any Product is not set forth in Schedule A and Distributor nevertheless orders such Product from Company, the Parties hereby evidence their intention thereby to conclude a contract for the sale of that Product at a reasonable price to be determined by the Parties mutually negotiating in good faith.

12.	PRICE CHANGES

a.	Company reserves the right, in its sole discretion, to change prices or discounts applicable to the Products. Company shall give written notice to Distributor of any price change at least thirty (30) days prior to the effective date thereof.

b.	The price in effect as of the date of Distributor’s receipt of notice of such price shall remain applicable to all orders received by Company prior to that effective date.

13.	PACKING

a.	Company shall, at its expense, pack all Products in accordance with Company’s standard packing procedure, which shall be suitable to permit shipment of the Products to the Territory; provided, however, that if Distributor requests a modification of these procedures, Company shall make the requested modification and Distributor shall bear any reasonable expenses incurred by Company in complying with such modified procedures which are in excess of the expenses which Company would have incurred in following its standard procedures.

14.	DELIVERY: TITLE AND RISK OF LOSS

a.	All deliveries of Products sold by Company to Distributor pursuant to this Agreement shall be made F.O.B. the Delivery Point, and title to and risk of loss of Products shall pass from Company to Distributor at the Delivery Point. Distributor shall be responsible for arranging all transportation of Products, but if requested by Distributor, Company shall, at Distributor’s expense, assist Distributor in making such arrangements.

b.	Distributor shall also procure insurance for the transportation of the Products, and such insurance shall be of a kind and on terms current at the port of shipment. In the event that Company is requested to assist Distributor in arranging for transportation, Distributor shall reimburse Company for all costs applicable to the Products following their delivery to Distributor, including, without limitation, insurance, transportation, loading and unloading, handling and storage.

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c.	Distributor shall pay all charges, including customs duty and sales tax, incurred with respect to the Products following their Delivery to the carrier or forwarder.

15.	INSPECTION AND ACCEPTANCE

a.	Promptly upon the receipt of a shipment of Products, Distributor shall examine the shipment to determine whether any item or items in the shipment are in short supply, defective or damaged.

b.	Within fifteen (15) days of receipt of the shipment, Distributor shall notify Company in writing of any shortages, defects or damage which Distributor claims existed at the time of delivery.

c.	Within thirty (30) days of after the receipt of such notice, Company will investigate the claim of shortages, defects or damage, inform Distributor of its findings, and deliver to Distributor Products to replace any which Company determines, in its sole discretion, were in short supply, defective or damaged at the time of delivery.

16.	PAYMENT

a.	Upon deliverance and acceptance of Products, Company must submit to Distributor Company’s invoice for those products. Distributor shall pay each such proper invoice within thirty (30) days after Distributor’s receipt of that invoice.

b.	Payment shall be made in US Dollars to a bank account to be notified in writing by Company to Distributor.

17.	ADVERTISING

The Distributor agrees to:

a.	Advertise the Products in a manner acceptable to the Company and consistent with the manner in which the Company advertises for its own sales;

b.	Maintain and provide to the Company upon request current records of the names and addresses of, and mail advertising literature frequently sent to prospective purchasers and others who may influence purchases of Products in the Territory;

c.	Maintain records of such mailings; and

d.	Adhere to advertising guidelines provided by the Company regarding proper promotion of the Company and Product image and, at the request of the Company, cease any practice or advertising or promotional activity deemed by the Company to be detrimental to such image.

18.	RECORDS AND REPORTS

The Distributor shall provide the Company, on a quarterly basis, with a regular forecast of the sales expected to be made in the Territory during the next two (2) succeeding quarters. The Distributor shall further provide the Company with periodic updates on the progress of customers, competitive information, and other reasonable information on a regular basis.

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19.	USE OF NAME, TRADEMARKS, TRADE NAMES and PATENTS

a.	"Marks" are defined as trademarks, service marks, trade names, service names, insignia, symbols, logos, decorative designs and other intellectual property and identifying indicia, and accompanying good will, that the Company owns or is licensed or sub-licensed to use which the Company, in its sole discretion, determines the Representative is licensed to use.

b.	Subject to the terms and conditions of this Agreement, the Company hereby grants to the Distributor a non-exclusive, non-transferable license to use, promote and market within the Territory, only, during the term of this Agreement, those Marks specified by the Company in writing, from time to time. The Distributor acknowledges the Company's exclusive right, title, and interest, as between them, in and to the Marks and accompanying good will, and agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or intended to impair any part of the Company's right, title, and interest in or to the Marks. The Distributor shall not in any manner represent that it has any ownership in the Marks, and the Distributor acknowledges that use of the Marks shall not create in the Distributor’s favor any right, title, or interest in or to the Marks but all uses of the Marks by the Distributor shall inure to the benefit of the Company.

c.	While it is not the intent of this subsection to expressly or impliedly grant control to the Company over the general operations of the Distributor’s business, the Company retains the right to revoke the authority of the Distributor to use the Marks, in whole or in part, in the event that the quality or nature of the services or products offered by the Distributor pursuant to this Agreement shall be unsatisfactory to the Company. The Distributor will permit duly authorized representatives of the Company to inspect and review, on the premises of the Distributor, at all reasonable times, the services and products with which the Marks are used.

d.	The rights granted in this Section 19 are personal to the Distributor and shall not be transferable by the Distributor in any way without the Company's prior written consent.

e.	The license granted by this Section 19 will terminate upon expiration or termination of this Agreement, or if, in the Company's sole discretion, the Distributor’ continued use of any or all of the Marks will be harmful to the Company. Upon the termination of this license, the Distributor shall immediately cease and desist all use of the Marks, and shall tender or return all materials bearing the Marks to the Company.

f.	The Company assumes no liability to the Distributor or to third parties with respect to the services and products provided by the Distributor in connection with the Marks and the Distributor hereby indemnifies and holds harmless the Company against all losses, damages and expenses, including attorney's fees, as the result of or related to claims of third persons involving services and products provided by the Distributor. By way of example, and without limiting the generality of the foregoing, this indemnity shall apply to claims by third persons against the Company arising from misrepresentations by the Distributor, it's agents or employees, concerning the Company's or the Distributor’s business whether such misrepresentations are intentional or unintentional.

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20.	CONFIDENTIAL INFORMATION

a.	Any specifications, drawings, sketches, models, samples, data, computer programs or documentation, price lists, parts catalogs, operator's manuals, directories, sales and service bulletins, parts and service manuals or technical or business information ("Confidential Information") furnished or disclosed by either Party to the other Party hereunder shall be deemed the exclusive property of the providing Party, including the right to copyright all copyrightable material, and, when in tangible form, shall be returned to the providing Party upon expiration or termination of this Agreement. Unless Confidential Information was previously known to the receiving Party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing Party, it shall be used only for the purposes hereunder, and may not be used for other purposes. Customer lists, Customer sales histories and related information and data ("Customer Information") are the exclusive property of the Company and are to be used by the Representative solely in the performance of its obligations and duties as described herein, kept confidential, and returned to the Company, at the Company's expense, upon the expiration or termination of this Agreement.

b.	If the Distributor is served with process to obtain access to Confidential or Customer Information, the Representative shall immediately notify the Company, which shall, in addition to the Distributor’s efforts, if any, have the right to seek to quash such process. If the Company is precluded by a court or administrative body from appearing with respect to such process, the Distributor shall take all steps possible and follow the Company's reasonable instructions to attempt to quash such process, all at the Company's expense.

21.	AGREEMENT CONFIDENTIAL

The Company and the Representative shall keep confidential the terms and conditions of this Agreement.

22.	DURATION OF AGREEMENT

The term of this Agreement shall begin on the Effective Date, and shall automatically extend for one year unless not less than sixty (60) days prior to the expiration date, one party notifies the other in writing of its intention not to renew this Agreement. Either party may decline to renew this Agreement in its sole discretion. The right of non-renewal is separate, distinct and in addition to the right of termination set forth in Section 22. All obligations and remedies which survive this Agreement shall apply regardless of whether the Agreement is not renewed, or terminated for any reason.

23.	TERMINATION

a.	The Company shall have the right to terminate this Agreement at any time and for any reason given ninety (90) days notice to the Distributor.

b.	If one of the Parties materially breaches this Agreement and fails to cure such breach within sixty (60) days after written notice thereof is delivered to the Party in default, the Party not in default may terminate this Agreement by delivering to the Party in default written notice of intent to terminate this Agreement. Such termination shall be effective thirty (30) days after delivery to the Party in default of written notice of intent to terminate.

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c.	In addition to the rights of termination as set forth in Subsection 22.a, the Company shall have the right to terminate this Agreement effective upon sixty (60) days written notice to the Representative if:

i.	Regulatory approval empowering the Company or the Distributor to sell Products in the Territory is not granted to the Company or the Distributor, is granted subject to terms and conditions unacceptable to the Company, or is granted under such terms and conditions which, in the Company's opinion, materially affect the intended purpose of this Agreement.

ii.	Regulatory restrictions or limitations on this Agreement are unacceptable to the Company; or

iii.	In the opinion of the Company, the Distributor is failing to meet the Annual Minimum Sales Objectives for the current year as set forth in Schedule B. Prior to terminating the Agreement under this Subsection 22.b.iii, the Company shall place the Distributor in a probationary status for up to three (3) months, and shall work with the Distributor to identify the reasons for non-compliance with Schedule B, and the necessary measures to obtain and maintain compliance therewith. Although the Company will act in good faith to work with the Distributor to obtain and maintain compliance with Schedule B during the probationary period, where circumstances warrant, the Company may determine in its sole discretion that the probation efforts set forth herein are not achieving the desired and necessary effect, and the Company may thereafter at any time terminate this Agreement upon sixty (60) days notice.

d.	Further, in addition to the rights of the Parties to terminate this Agreement as set forth above, a Party shall have the right to terminate this Agreement, effective immediately upon written notice, if:

i.	The other Party makes an assignment for the benefit of creditors.

ii.	An Order For Relief under Title 11 of the United States Code is entered by any United States Court by or against the other Party.

iii.	A trustee or receiver over all or any substantial part of the other Party's assets is appointed by any Court.

iv.	The other Party (i) has made any material misrepresentation or omission to the non-offending Party in establishing this limited agency relationship or in the conduct of business pursuant to this Agreement or is convicted of or pleads no contest to a felony or other crime or offense that is likely to adversely affect the reputation of the other Party, the non-offending Party, or their affiliated companies or the goodwill of the Marks (the determination of which shall be solely in the discretion of the Company); (ii) misrepresents the terms, rates, capabilities or features of the Products to any person; (iii) attempts to make an unauthorized assignment of this Agreement; or (iv) receives a notice of violation of the terms or conditions of any license or permit required by the other Party or its employees in the conduct of the business contemplated by this Agreement and fails to correct such violation within the time period specified in such notice.

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e.	No waiver by the non-offending Party of any breaches or deficiencies in one or more instances shall constitute a waiver of that Party's right to terminate this Agreement in subsequent instances.

24.	TERMINATION OR EXPIRATION OBLIGATIONS

a.	Upon termination or expiration of this Agreement:

i.	The Distributor shall: (i) not thereafter use any Mark or any actual or similar trade name, copyright, service mark, trademark, service name, logo, insignia, symbol, decorative design or other identifying indicia theretofore used by the Distributor specifically in the conduct of its business, in any manner or for any purpose; and will not utilize for any purpose any mark or other trademark, trade name, service mark, service name, or other intellectual property or commercial symbol or logo that suggests or indicates a connection or association with the Company or any affiliate of the Company; or directly or indirectly, at any time or in any manner, identify itself or any business as associated with the Company or an affiliate of the Company in the Territory; (ii) return to the Company, at the Company's expense, all advertising and marketing materials, forms, and other materials containing any Mark or otherwise identifying or relating to the Company's business. The Distributor shall retain no copy of any such information.

ii.	The Company shall have the right to take full responsibility for any or all unfilled orders submitted by the Distributor and to charge against any amounts due from the Company to the Distributor all such reasonable costs as are necessary to complete the order, including, but not limited to, preparation and delivery of the Products, training of the customer personnel, and purchasing and delivery of supplied equipment.

b.	The consummation of any transaction of a type covered by this Agreement by mutual consent after the expiration or termination thereof shall, unless otherwise agreed in writing, be governed by the applicable provision of this Agreement but shall not be construed as reviving this Agreement or as in any way modifying the effectiveness of such expiration or prior termination.

c.	The expiration or termination of this Agreement shall not affect the liability of one party to the other on account of business previously consummated, and settlement therefor shall be upon the same basis as if this Agreement had not expired or been terminated.

25.	AGREEMENT CHANGES

a.	This Agreement and the attached Schedules (which are an integral part of this Agreement) represent the entire understanding between the Parties with respect to the matters contained herein and therein, and there are no other agreements, written or oral, that may in any manner alter, enlarge, abridge or conflict with the terms hereof or thereof. Except as specifically provided herein, this Agreement may not be amended, enlarged or abridged except by a writing specifying that it is a supplement or amendment hereof, executed with the same formality as this Agreement.

b.	This Agreement supersedes any previous contracts, if any, whether written or oral, between the Company and the Representative with respect to the matters contained herein.

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26.	ASSIGNMENT

The Company is relying on the financial stability, integrity and management resources of the Distributor in performance of this Agreement. This Agreement cannot be assigned, sold, bartered, traded or otherwise transferred, either in part or in whole by the Distributor without the prior written consent of the Company. Further, the Distributor may not delegate any part of its obligations hereunder (including any delegation to a branch or subsidiary) without the prior written consent of the Company.

27.	SEVERABILITY

Any provision of this Agreement which is judged invalid or unenforceable shall be deemed inoperative without invalidating such provision elsewhere or any of the other provision(s) of this Agreement, unless omission of such provisions substantially alters the economic relationship between the parties. In such latter case, the Company, at its option, may terminate this Agreement as soon thereafter as the Company may determine.

28.	ARBITRATION AND CHOICE OF LAW

a.	In the case of any claim or dispute between the parties related to this Agreement that cannot be settled by mutual agreement, the claim or dispute shall be submitted to final, non-appealable arbitration in accord with the commercial rules of the American Arbitration Association, at such place or places as the parties hereto may agree and if they fail to agree, then the arbitration shall be held at the principal place of business of the Company.

b.	This entire Agreement shall be governed by the laws of the State of Michigan, and the decision of the Arbitrators shall be rendered in accord therewith. The costs of the arbitration shall be borne by the parties in such proportion and manner as may be provided in the arbitration award.

29.	TAXES, LEVIES AND OTHER CHARGES

All levies, taxes, excises or other similar charges, current or future, that may be levied, assessed or imposed by any governmental authority upon Products purchased hereunder, or imposed thereof, or assessed at any time on account of this Agreement; or any note, or other documents arising out of performance of this Agreement, shall be borne by the Representative. In the event the Distributor fails to pay any such charges, the Company may pay the same, and such amounts shall be deemed conclusive as to the amounts legally due, and may be billed separately to the Distributor, payable on demand, or added to the invoice price of Products, at the Company's option.

30.	NOTICES

All notices which are required or which may be given hereunder shall be in writing and shall be deemed to be given:

a.	On the date delivered if delivered in person or by messenger,

b.	On the date sent if sent by telex, electronic mail or by registered or certified mail, postage prepaid, or

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c.	Seven (7) days after mailing if sent by 1st class mail, postage prepaid.

Notice must be delivered or sent to the address of the Party set forth below or to such other address as the Party has specified by notice:

d.	If to Distributor:

e.	If to Company:

Any changes in address shall be sent in writing to the other Party.

31.	SIGNATURE

IN WITNESS WHEREOF, the Parties affix their signatures by their duly authorized representatives.

The Distributor:

By

Title

Date

The Company:

By

Title

Date

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SCHEDULE A

The following provisions regarding Products and territory are supplementary to the Distribution Agreement between XG Sciences, Inc. (the "Company") and _____________________ ("the Distributor").

1.	PRODUCTS

•	Bulk graphene nanoplatelets

•	Mixtures of graphene nanoplatelets and other materials

•	Graphene nanoplatelet-based paper products that are typically embodied by the XG Leaf product line

2.	SPECIFICATIONS

Details specified for the Products concerning weight, dimensions, speed, performance, consumption, etc., are intended as approximate and are not binding upon the Company.

a.	The Company reserves the right at any time, and without notice, to effect modifications in construction of the Products.

b.	The Company reserves the right to discontinue the manufacture of any model or to make changes at any time in the design of, and to add any improvement to the Products covered under this Agreement without incurring any obligation whatsoever to the Distributor, whether or not orders therefor have been previously accepted or approved.

c.	The Parties, recognizing the importance of Product performance and safety, agree that no modification or alteration of any Product shall be made by the Distributor that affects such performance or safety without the prior written consent of the Company.

3.	DAMAGES OR INJURIES

a.	The Distributor will indemnify and save the Company harmless from all loss, damage, costs and expenses, including attorney’s fees and warranty, arising from or in any way connected with an injury to person or damage to property, to the extent that such loss, costs or expenses, directly or indirectly, from a violation of Article 2.c of this Schedule or the possession, use or operation of Products, including demonstration or display, either by the Distributor or a Customer.

b.	In order to enable the Company to service properly all claims involving the Products the Distributor agrees to promptly:

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i.	report to the Company all accidents that come to its attention involving the Products, particularly in cases of personal injury or death;

ii.	use best efforts to keep the equipment allegedly involved in an accident in the same condition as when the accident occurred for a reasonable time, to allow the Company an opportunity to test and inspect it;

iii.	allow the Company to test and inspect the equipment involved in any accident, at the Company’s expense; and

iv.	use best efforts to prevent destructive testing of the equipment by others until the Company has had an opportunity to test it.

4.	PRICES

a.	The prices for Products purchased by the Distributor for resale will be the Company’s published list prices in effect at the date of sale, discounted by 20%, except in the case the Distributor and the Company have agreed in writing on price modifications.

b.	The prices for Products sold by the Distributor to the customer in the Territory and billed directly to customers must be at least equal to the Company’s published list prices, except in case the Distributor and the Company have agreed in wiring on price modifications.

c.	The Company reserves its right at any time to change its prices, F.O.B. points designated in price lists, or discounts applicable to any or all of the Products within the scope of this Agreement, without prior notice.

5.	COMMISSION SCHEDULE

The following commissions will be paid on orders received from customers that are developed by Distributor in the Territory, as outlined in Section 7 of this Agreement.

Revenue	<$50K	$50K - $99K	$100K - $249K	$250K - $499K	$500K - $1 million	>$1 million
New Account – First Year	8%	8%	6%	5%	5%	4%
Follow-up Years	4%	4%	4%	3%	3%	3%

Distribution Agreement	Page 15

For purposes of Commission determination, the following definitions apply:

“Customer” means any entity in the Territory that purchases product directly from the Company, for delivery within the Territory, and for which the Distributor has been assigned in writing by the Company as the local Distributor.

“New Account – First Year” means the 12 month period following the receipt of the first order from a Customer that has not previously ordered product from the Company.

“Follow-up Years” means the time period after expiration of the New Account – First Year.

“Order” means the sum total of a customer’s purchase commitments as communicated to the Company. If a customer places a blanket order for a large amount, with delivery releases for lesser amounts on a scheduled or unscheduled basis, the Order for purposes of this calculation will be the amount of the total blanket order.

Commissions on sales orders will be calculated based on the size of the individual order. For example, if a customer orders $100K per month for 10 months in a row, the commission amount of 6% would be earned on each of the individual orders. If a customer places an order for $1 million, to be shipped at the rate of $100K per month, the commission would be calculated on the total $1 million order.

Commissions on any order will be due to the Distributor at the time of collection from the Customer, and Company will forward such commissions to the Distributor within 30 days of receipt of customer payment.

Distribution Agreement	Page 16

SCHEDULE B

The following provisions regarding Products and territory are supplementary to the Distribution Agreement between XG Sciences, Inc. (the "Company") and _____________________ ("the Distributor").

Annual Minimum Sales Objectives

Distribution Agreement	Page 17